Exhibit 99.B(e)(2)

SCHEDULE I

To the Distribution agreement between

Victory Institutional Funds and Victory Capital Advisers, Inc. dated August 1, 2013

FUNDS

Name of Portfolio

Victory Institutional Diversified Stock Fund

As of December 5, 2017

VICTORY INSTITUTIONAL FUNDS

By:	/s/ Christopher K. Dyer
	Name:	Christopher K. Dyer
	Title:	President

VICTORY CAPITAL ADVISERS, INC.

By:	/s/ Peter Scharich
	Name:	Peter Scharich
	Title:	President